Exhibit 10.1

CONSULTANT AGREEMENT

THIS CONSULTANT AGREEMENT (the “Agreement”), effective February 1, 2023, is made by and between The GEO Group, Inc. (hereinafter “GEO”, which includes any and all GEO subsidiaries, including but not limited to GEO Care and BI Incorporated (“BI”), their successors and assigns), with a principal place of business at 4955 Technology Way, Boca Raton, Florida 33431, and Ann M. Schlarb (the “Consultant”), who currently resides at 500 S. Ocean Blvd, Unit 1707, Boca Raton, FL 33432 (each a “Party” and, collectively, the “Parties”).

In consideration of the mutual promises herein contained, the sufficiency of which is hereby acknowledged, GEO and Consultant, each intending to be legally bound, agree as follows:

1.	SCOPE OF SERVICES

Consultant shall provide consulting services for GEO with respect to residential reentry and electronic monitoring services. Accordingly, Consultant shall be available to provide one or more of the following services (the “Services”), as needed:

A.	Operations, Existing Contracts & Business Development

•	Participate in conference calls with GEO staff, as requested, regarding the provision of residential reentry and electronic monitoring services by GEO;

•	Attend meetings with GEO staff, as requested, regarding the provision of residential reentry and electronic monitoring services by GEO;

•	Meet with or call government officials, as requested by GEO, to discuss the provision of residential reentry and electronic monitoring services by GEO;

•	Provide assistance requested by GEO to assist GEO in submitting proposals for renewal of existing contracts or for securing new contracts, consistent with the services outlined herein.

2.	TERM OF AGREEMENT

This Agreement shall commence on February 1, 2023 and shall continue for three (3) years through January 31, 2026, unless extended by mutual agreement of the Parties in writing or terminated earlier solely as a result of Consultant’s death or disability. Such period, as either extended by mutual agreement in writing or earlier terminated as a result of Consultant’s death or disability, is the “Term.” In the event of a termination of this Agreement as a result of Consultant’s disability, no further compensation for Services shall be owed to Consultant or, in the event of death, to Consultant’s estate.

3.	PAYMENT RATES AND BILLING

Consultant shall be compensated for Services, at the rate of $15,000 per month, with payment to be made after submittal of a billing statement at the end of each month. As Consultant is an independent contractor, GEO will not withhold any income, FICA, or other deductions from such compensation, and will not be responsible for paying any payroll, FICA, FUTA, SUTA, or any other federal, state or local taxes, or for making any insurance contributions.

Consultant shall be solely responsible for, and shall indemnify GEO for and hold GEO harmless against, all such taxes or contributions asserted against GEO, including penalties and interest.

Consultant’s previously-awarded unvested performance shares shall remain active and shall continue to vest as scheduled so long as this Agreement remains active at the end of each performance period. Consultant shall not be eligible for and shall not receive any further performance share awards during the term of this Agreement.

Consultant shall be reimbursed for all reasonable and necessary documented travel and business expenses incurred directly as a result of providing services under this Agreement. All air travel and lodging shall require GEO’s prior approval and authorization in order to qualify for reimbursement hereunder. GEO will provide Consultant with Pre-paid Air Travel at not lower than Business Class Fare Rate (or will reimburse Consultant for expenses incurred on such basis), with travel dates, times and departure/arrival locations as mutually agreed.

During the Term, in the event that Consultant elects to receive COBRA benefits for continuing health insurance provided by the Company, GEO agrees to pay the premiums for such COBRA benefits until the earliest of: (A) the eighteen (18) month anniversary following Consultant’s termination of employment from the Company; and (B) the date Consultant is no longer eligible to receive COBRA continuation coverage.

4.	RIGHTS AND DATA

Consultant agrees that all data, including drawings, designs, prints, photographs, specifications, test data tabulation, completed forms, reports, proposals, and all other information furnished by GEO to Consultant for use in connection with the performance of this Agreement or emanating from the work called for under this Agreement (herein called “GEO Data”) shall be and remain the sole property of GEO. GEO Data that qualifies as Confidential GEO Information (as defined below) provided to Consultant shall be governed by the obligations of confidentiality and restrictions against disclosure contained in this Section and Section 5 of this Agreement. Consultant further agrees that all GEO Data not considered Confidential GEO Information shall be kept in confidence and not disclosed to third parties, excepting that certain data, as appropriate, may be disclosed to appropriate agencies/departments in connection with the performance of this Agreement. Consultant agrees that GEO Data shall not be used for any other purposes or disclosed to any other parties except with the prior written consent of GEO. At the conclusion of the Term, Consultant shall deliver all GEO Data to GEO and shall be fully responsible for the care and protection of GEO Data until such delivery. Consultant will, and will cause Consultant’s employees and, or, agents to (i) wipe clean the device memory on all equipment and machines on which GEO Data is placed, at the time of disposal, sale or recycling, as applicable, and (ii) sanitize storage media, as well as temporary files and back up files on which GEO Data is stored, at the time Consultant’s retention timeframe for archival or audit purposes expires, and shall certify such destruction to GEO in writing. Upon completion of the Term, Consultant shall return and, or, destroy all remaining GEO Data in accordance with Consultant’s record retention and destruction policies.

5.	CONFIDENTIALITY

“Confidential GEO Information” means any GEO Data or information provided under this Agreement by GEO to Consultant that is commercially valuable, confidential, proprietary, or a trade secret. Confidential GEO Information, however, shall not include information that is or was, at the time of the disclosure: (a) generally known or available to the public; (b) received by Consultant from a third-party; (c) already in Consultant’s possession prior to the date of receipt from Discloser; or (d) independently developed by Consultant. These exceptions apply in each case as long as the information was not delivered to or obtained by Consultant as a result of any breach of this Agreement, Law, or any contractual, ethical, or fiduciary obligation owed to GEO.

Consultant agrees (i) not to disclose Confidential GEO Information to any other person, firm, or entity without first obtaining GEO’s express written consent, and (ii) that at all times Consultant shall use the same standard of care to protect Confidential GEO Information as Consultant uses to protect Consultant’s own confidential information of a similar nature, but not less than a commercially reasonable standard of care. Consultant shall hold all Confidential GEO Information and all GEO Data in trust and confidence for GEO, and shall not use any GEO Data other than for the benefit of GEO. If Consultant becomes subject to a court order for the release of Confidential GEO Information and/or GEO Data, or is otherwise legally compelled to release any information related to GEO, Consultant shall provide GEO with as much advance notice as possible of the information’s prospective release, to the extent permitted by applicable Laws, to enable GEO to petition for protective concealment, or to oppose the disclosure, of the GEO Data and, or, Confidential GEO Information. Consultant further agrees that the unauthorized disclosure of Confidential GEO Information is a material breach of this Agreement that will result in irreparable harm to GEO. In those cases, payment of money damages is inadequate and difficult to ascertain. Consultant agrees, therefore, that GEO is entitled to immediate injunctive relief in any court of competent jurisdiction enjoining any further such breach, and Consultant consents to the entry of judgment for injunctive relief.

Notice of Immunity under the DTSA. An individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

6.	STATUS AND RESPONSIBILITY OF CONSULTANT; NATURE OF RELATIONSHIP

Consultant shall perform services for GEO as an independent contractor and not as an employee, partner, joint venturer, or agent of GEO. Consultant is not required to work exclusively for GEO, and is free to provide services to any other individuals or entities, and work when and for whom Consultant chooses, so long as Consultant is in compliance with the terms of this Agreement. GEO shall not control or direct the manner or means by which Consultant performs the Services or the time in which the Services are performed. Consultant shall have complete discretion as to the manner in which the Services are performed and the moment in which the Services are performed, except as to the completion time of the Services. Consultant shall only be responsible to GEO as to the results to be accomplished and delivery of the Services by the date of completion set by GEO. GEO will not provide training, instruction, or supervision in the specific hours and details of the Services.

During the Term, Consultant shall continue to have use of GEO’s car that Consultant is currently driving (the (“Company Car”) provided Consultant timely pays GEO $500 per month for the use of the Company Car. At Consultant’s election, the $500 monthly payment can be deducted from the monthly compensation payment set forth in Section 3, above. At the end of the term of the Consulting Agreement, Consultant shall have the right to purchase the Company Car from GEO at its then current residual value pursuant to the terms of the Company’s auto policy.

Consultant will not receive workers’ compensation coverage, group health insurance, or any other employment benefits provided by GEO to its employees. Consultant understands and agrees that Consultant will not be treated as an employee for purposes of “fringe benefits” which may otherwise be provided to employees. “Fringe benefits” shall include, but shall not be limited to, sick pay, holiday pay, vacation pay, bonuses, profit sharing, leave, group term life insurance, disability insurance, pension benefits, death benefits, accident insurance, and any other benefits ordinarily provided by GEO to its employees.

It shall be the responsibility of Consultant to perform all services assigned hereunder in conformity and strict compliance with all applicable laws, rules and regulations of the United States and the several states, and any foreign country, including but not limited to compliance with the Foreign Corrupt Practices Act of the United States. During the Term of this Agreement and notwithstanding anything contained herein to the contrary regarding Consultant’s duties as provided under this Agreement, the parties hereto agree that this Agreement does not in any way create the relationship of joint venture, partnership, employment, or principal and agent between GEO and Consultant.

Unless expressly or specifically authorized in writing executed by both parties hereto, neither party shall act or attempt to act, or represent themselves, directly or by implication, as agent for the other or in any manner assume or create, or attempt assume or create any obligation on behalf or in the name of the other party.

7.	RESTRICTIVE COVENANTS.

A.

General. GEO and Consultant hereby acknowledge and agree that (i) Consultant is and will be in possession of trade secrets (as defined in Section 688.002(4) of the Florida Statutes) of GEO (the “Trade Secrets”), (ii) the restrictive covenants contained in this Section 7 are justified by legitimate business interests of GEO, including, but not limited to, the protection of the Trade Secrets and Confidential GEO Information, substantial relationships with customers or clients, and customer or client good will (the “Legitimate Business Interests”) in accordance with Section 542.335(1)(b) of the Florida Statutes, and (iii) the restrictive covenants contained in this Section 7 are reasonably necessary to protect such legitimate business interests of GEO under Section 542.335(1)(c) of the Florida Statutes.

B.

Non-Competition. Consultant will not, during the Term of this Agreement and for two (2) years following the Term of this Agreement or the cessation of Consultant’s services to GEO (whichever is longer), for any reason whatsoever, directly or indirectly, anywhere in the United States, either (i) on Consultant’s own behalf or as a partner, officer, director, trustee, employee, agent, consultant or member of any person, firm or corporation, or otherwise, enter into the employ of, render any service to, or engage in any business or activity which is the same as or competitive with any business or activity conducted by GEO or any of its affiliates or majority-owned subsidiaries, as such business or activity now exists or may exist at the end of the Term or (ii) on Consultant’s own behalf or as a partner, officer, director, trustee, employee, agent, consultant or member of any person, firm or corporation, or otherwise, solicit, conduct business with, enter into a business relationship with, or otherwise interfere with GEO’s or any of its affiliates’ or majority-owned subsidiaries’ relationship with, any client or customer of GEO or any subsidiary or affiliate of GEO (including, without limitation, any governmental entity, agency, or political subdivision); provided, however, that the foregoing shall not be deemed to prevent Consultant from investing in securities of any company having a class of securities which is publicly traded, so long as through such investment holdings in the aggregate, Consultant is not deemed to be the beneficial owner of more than 5% of the class of securities that is so publicly traded. During the Term of this Agreement and for two (2) years following the Term of this Agreement, Consultant will not, directly or indirectly, on Consultant’s own behalf or as a partner, shareholder, officer, employee, director, trustee, agent, consultant or member of any person, firm or corporation or otherwise, seek to employ, otherwise seek the services of, solicit for employment or engagement, employ, or engage any employee or independent contractor of GEO or any of its affiliates or majority-owned subsidiaries. Consultant recognizes that the business and activity of GEO is national in scope and therefore acknowledges and agrees that the nationwide restriction contained in this Paragraph is reasonably necessary for the protection of the Legitimate Business Interests.

C.

Confidentiality. Consultant will not, during the Term of this Agreement and for two (2) years following the Term of this Agreement or the cessation of Consultant’s services to GEO (whichever is longer) use for Consultant’s own benefit or for the benefit of others, or divulge to others, Trade Secrets, Confidential GEO Information, or any other knowledge or data of a secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of GEO or its subsidiaries or affiliates and that is or was provided to or acquired by Consultant at any time prior to or during the term of Consultant’s prior employment with GEO, or during the term of this Agreement, except with the specific prior written consent of GEO. Consultant is referred to the “Notice of Immunity under the DTSA” in Section 5 above.

D.

Work Product. Consultant agrees that all programs, inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the business of GEO and its subsidiaries and affiliates, actual or anticipated, or to any actual or anticipated research and development conducted in connection with the business of GEO and its subsidiaries affiliates, and all existing or future products or services, which are conceived, developed or made by the Consultant (alone or with others) during the term of this Agreement (“Work Product”) belong to GEO. Work Product specifically includes, without limitation, any customer or client lists developed by Consultant. Consultant will cooperate fully in the establishment and maintenance of all rights of GEO and its subsidiaries and affiliates in such Work Product. The provisions of this Section 7 (D) will survive the Term of this Agreement indefinitely to the extent necessary to require actions to be taken by Consultant after the Term of this Agreement with respect to Work Product created during the Term of this Agreement.

E.

Enforcement. The Parties agree and acknowledge that the restrictions contained in this Section 7 are reasonably necessary to protect the Legitimate Business Interests of GEO or any of its subsidiaries or affiliates, who are express third-party beneficiaries of the restrictive covenants of this Section 7. If any covenant or agreement contained in this Section 7 is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement will not be rendered unenforceable thereby but rather the duration, geographical scope or character of restriction of such covenant or agreement will be reduced or modified with retroactive effect to make such covenant or agreement reasonable, and such covenant or agreement will be enforced as so modified. Consultant agrees and acknowledges that the breach of this Section 7 will cause irreparable injury to GEO or any of its subsidiaries or affiliates and upon the breach of any provision of this Section 7, GEO or any of its successors, subsidiaries or affiliates shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that, this shall in no way limit any other legal or equitable remedies which GEO or any of its subsidiaries or affiliates may have (including, without limitation, the right to seek monetary damages).

The restrictive covenants of this Section 7 may be enforced by any successor or assignee of GEO. In addition, the prevailing party in any litigation regarding an alleged breach of the restrictive covenants of this Section 7 shall be entitled to reasonable attorney’s fees and costs. This agreement is enforceable by GEO and by its subsidiaries and affiliates. The covenants of this Section 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Consultant against GEO, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by GEO of the covenants of this Section 7.

GEO has fully performed all obligations entitling it to the covenants of this Section, and such covenants are therefore not executory or otherwise subject to rejection under the Bankruptcy Code. The failure or the refusal of GEO to enforce the covenants of this Section 7 against any other independent contractor will not constitute a waiver or estoppel defense to the enforcement of the covenants against Consultant. The restricted periods contained in this Section 7 shall be tolled during any period of time in which Consultant is in violation of covenants of this Section 7.

8.

LIMIT OF LIABILITY/INDEMNIFICATION/HOLD HARMLESS. Consultant agrees that neither GEO, its principals, officers, directors, employees, clients, agents or consultants shall be liable to the Contractor for any actions, losses, damages, claims, liabilities, costs or expenses in any way arising out of or relating to this engagement for any amount greater than the Fees otherwise due to the Contractor for the Services performed pursuant this Agreement. Contractor shall indemnify, defend and hold harmless GEO and GEO’s principals, officers, directors, clients, consultants agents and employees from and against any and all losses, claims, demands, actions, causes of action, suits, costs, attorney’s fees, damages, expenses, compensation, penalties, liabilities and obligations of any kind resulting from, arising out of, or incurred in connection with the performance of the Services hereunder, other than claims premised upon the willful misconduct, acts or omissions by GEO. If Contractor named as a party (or is advised to retain legal counsel) in connection with any litigation or legal matter relating to this engagement, Contractor shall be solely responsible for attorneys’ fees and expenses related to such litigation or legal matter.

9.

CONFLICT OF INTEREST. During the term of this Agreement, Consultant shall not have any direct or indirect financial interest in any company, firm, corporation or other entity that competes with GEO in the provision of contracted detention, correctional, residential re-entry, transportation and/or youth services. For purposes of this Agreement, a ‘direct or indirect financial interest’ shall mean any interest which exceeds five percent (5%) of the value of such company, firm, corporation or other entity.

10.

COOPERATION. Consultant agrees, upon the request of GEO or any of the other Releasees (defined below), to reasonably cooperate in any investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Consultant’s employment with GEO. Consultant will remain reasonably available to consult with counsel for GEO and any of the other Releasees, to provide information, and to appear to give testimony. To the extent permitted by law, GEO will reimburse Consultant for reasonable out-of-pocket expenses incurred in extending such cooperation, so long as Consultant provides advance written notice of the request for reimbursement and provides satisfactory documentation of the expenses.

11.

RELEASE. As partial consideration for GEO’s entry into this Agreement, Consultant releases and gives up any and all waivable claims and rights that Consultant may have against GEO, its parents, subsidiaries, affiliates and divisions, and each of their respective past and present officers, directors, members, shareholders, employees, agents, representatives, consultants, fiduciaries, attorneys, insurers, benefit plans, plan administrators and joint venture partners, and all of their respective predecessors, successors and assigns (collectively, “Releasees”). This releases all waivable claims resulting from anything that has happened up through the date that Consultant executes this Agreement, including those claims of which Consultant is not aware and those not specifically mentioned in this Agreement, regardless of whether such claims are asserted or unasserted, suspected or unsuspected, accrued or not yet accrued. Without limiting the generality of the foregoing, Consultant specifically releases all claims relating to: (i) Consultant’s employment by GEO, the terms and conditions of such employment, employee benefits related to Consultant’s employment, the termination of Consultant’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination; (ii) any and all claims of discrimination (including harassment), whistleblowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under, the Worker’s Adjustment and Retraining Notification Act (“WARN”), Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Americans with Disabilities Act, as amended (“ADA”), the Civil Rights Act of 1991, the Pregnancy Discrimination Act (“PDA”), the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act (“EPA”), the Family and Medical Leave Act, as amended (“FMLA”), The Families First Coronavirus Response Act (“FFCRA”), the Fair Labor Standards Act (“FLSA”), the Executive Retirement Income Security Act (“ERISA”) (other than claims with regard to vested benefits), Sections 503 and 504 of the Rehabilitation Act of 1973, the Occupational Safety and Health Act (“OSHA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the National Labor Relations Act (“NLRA”), the Families First Coronavirus Relief Act (“FFCRA”), the Florida Civil Rights Act of 1992 (“FCRA”) f/k/a Human Rights Act of 1977, § 725.07, Fla.

Stat., any and all claims/actions for retaliation that have been or could have been raised under Florida’s Workers’ Compensation statute (Florida Statute § 440.205), the Florida Private Sector Whistle-Blower Act (Fla. Stat. § 448.101-105), the Florida Equal Pay Act, any claims under Fla. Stat. § 448.08 for unpaid wages, and waivable rights under the Florida Constitution, or any state or local discrimination (including harassment), whistle blowing or retaliation law; (iii) any and all waivable claims for unpaid wages under any state or local law; (iv) any and all claims for violation of any state or local wage and hour law; (v) any and all waivable rights under the Constitution of the state in which Executive resides or performed work for GEO; (vi) any and all claims for wrongful discharge; (vii) any and all claims for damages of any kind whatsoever, including without limitation compensatory, punitive, treble, liquidated and/or consequential damages; (viii) any and all claims under any contract, whether express or implied, including, but not limited to, the Employment Agreement (with the exception of claims under Sections 7(C) and 7(D) of the Employment Agreement as set forth in the Amendment); (ix) any and all claims for unintentional or intentional torts, emotional distress and pain and suffering; (x) any and all claims for violation of any statutory or administrative rules, regulations, ordinances or codes; (xi) any and all claims for attorneys’ fees, paralegals’ fees, costs, disbursements, wages, leave, bonuses, benefits, vacation and/or the like, and (xii) any and all claims to any equity interest in GEO or any of its affiliates (except as set forth in this Agreement and in the Amendment). Consultant understands and agrees that this Release is binding on Consultant and on anyone who succeeds to Consultant’s rights. Consultant further understands that this Release does not waive rights or claims that may arise after the date that this Agreement is signed by Consultant or rights or claims that cannot be waived as a matter of law (such as claims for unemployment compensation benefits and workers’ compensation benefits).

12.

NON-INTERFERENCE. Nothing in this Agreement shall interfere with Consultant’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”). Further, Consultant does not release the right to recover a bounty or reward from the SEC in connection with the disclosure of information associated with any investigation conducted by the SEC, if applicable. However, Consultant will not be entitled to recover and agrees to waive any monetary benefits or recovery against Releasees in connection with any such claim, without regard to who has brought such claim.

13.

NON-DISPARAGEMENT. Consultant agrees and warrants that at no time in the future will Consultant make any statements (orally or in writing, including, without limitation, whether in fiction or nonfiction) or take any actions that in any way defame GEO or any of the other Releasees, or in any way, directly or indirectly, cause or encourage the making of such statements, or the taking of such actions, by anyone else, including, but not limited to, other current or former employees of the Releasees (except as outlined in Section 12 above). Executive acknowledges that (except as outlined in Section 12 above) any incitement of others to defame the Releasees would constitute a material breach of this Agreement. In the event such a communication is made to anyone, including but not limited to, the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement.

14.

BREACH OF RELEASE. If Consultant pursues litigation in violation of Section 11, GEO and the Releasees shall be entitled their fees and costs incurred in defense, regardless of the outcome of litigation, for which a counterclaim may be brought.

15.	ENTIRE AGREEMENT

With the exception of the post-termination covenants contained in the July 14, 2014 Senior Officer Employment Agreement between the Parties and the Amendment, which shall continue in full force and effect in accordance with their terms, this instrument contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and may not be modified or amended except by the mutual written agreement of the parties.

Notwithstanding the terms of this Agreement, nothing in this Agreement shall reduce Consultant’s rights to receive Consultant’s benefits under the GEO Group, Inc. Senior Officer Retirement Plan (the “SORP”) and Consultant’s monthly retirement benefit under the SORP shall reflect and be consistent with the terms and conditions set forth in the letter from GEO to Consultant dated March 18, 2022. In addition, Consultant’s 2022 annual performance award payable pursuant to the terms of the GEO Senior Management Performance Award Plan (the “Performance Award Plan”) shall be paid to Consultant at the same time and in the same amount (and calculated using the same methodology (including any applicable multiplier)) as it would have been paid had Consultant remained employed with GEO at the time awards are paid to the other participants in the Performance Award Plan.

16.	CONSTRUCTION

This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. In the event of any litigation between the parties regarding or pertaining to this agreement, the exclusive venue for all such litigation shall be in West Palm Beach, Florida. The prevailing party in any litigation arising out of this Agreement shall be entitled to all available legal and equitable relief and shall be entitled to recover reasonable attorney’s’ fees and costs of litigation. The rights, responsibilities, and duties of the Parties and the covenants contained in this Agreement shall continue to bind the Parties and shall continue in full force and effect until each and every obligation of the Parties shall have been full performed.

17.	ASSIGNMENT

Consultant may not assign Consultant’s rights, duties and obligations hereunder without written consent of GEO, which consent shall not be unreasonably withheld. GEO may freely assign this Agreement to any purchaser of equity or assets and Consultant hereby consents to such assignment.

18.	SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force and effect. The Parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, should a determination be made that the scope of any provision is too broad to be enforced as written, the Parties intend that the provision should be reformed to such narrower scope as it determines to be enforceable. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, such invalid, illegal, or unenforceable provision will be severed from the remainder of this Agreement, and the remainder of this Agreement will be enforced.

In addition, the invalid, illegal, or unenforceable provision will be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable. Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one Party to the other, the remaining provisions of this Agreement will also be modified to the extent necessary to equitably adjust the Parties’ respective rights and obligations hereunder.

19.	WAIVER

No waiver of any breach of this Agreement will be a waiver of any preceding or succeeding breach, and no waiver shall be effective unless in writing. No waiver of any right under this Agreement will be construed as a waiver of any other right. Failure of GEO to enforce or otherwise act with respect to any of its rights hereunder or with respect to any other independent contractor shall not be construed as a waiver, nor prevent GEO from thereafter enforcing strict compliance with any and all terms of this Agreement.

20.	COUNTERPARTS

This agreement may be executed in two or more counterparts, each of which shall be considered one and the same instrument.

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IN WITNESS WHEREOF, the undersigned authorized parties affix their signatures effective the date first written above.

CONSULTANT	THE GEO GROUP, INC.

/s/ Ann M. Schlarb	/s/ Jose Gordo
Ann M. Schlarb	Jose Gordo
Chief Executive Officer

SSN or FEIN

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